                                                                     Reg S-K
                                                                     Item 601
                                                                     Exhibit 12



                            BERKSHIRE HATHAWAY INC.
  Calculation of Ratio of Consolidated Earnings to Consolidated Fixed Charges
                             (Dollars in millions)


                                                                       Years Ended December 31,
                                                ---------------------------------------------------------------
                                                  1996          1995           1994         1993          1992
                                                --------      --------        ------      --------       ------
Net earnings  . . . . . . . . . . . . . . .     $2,488.6      $  794.9        $553.0      $  843.6       $460.4
   Income tax expense . . . . . . . . . . .      1,196.8         276.2         163.3         439.7***     142.5
Minority interest in earnings . . . . . . .         20.5          13.3           8.7          10.0          5.2
Equity in the net income of investees
   accounted for under the equity method  .         --           (92.5)        (29.9)       (103.6)       (57.5)
Fixed charges*  . . . . . . . . . . . . . .        124.0          75.5          70.2          65.7         85.6
                                                --------      --------        ------      --------       ------
Earnings available for fixed charges  . . .     $3,829.9      $1,067.4        $765.3      $1,255.4       $636.2
                                                ========      ========        ======      ========       ======

Realized investment gain, pretax, included in
   earnings available for fixed charges . .     $2,484.1      $  194.1        $ 91.3      $  546.4       $ 89.9
                                                ========      ========        ======      ========       ======

Fixed charges*
   Interest on indebtedness (including amorti-
      zation of debt discount and expense)       $  99.7       $  59.3        $ 60.1      $   56.6        $76.1
   Rentals representing interest  . . . . .         24.3          16.2          10.1           9.1          9.5
                                                  ------        ------        ------      --------       ------
                                                  $124.0        $ 75.5        $ 70.2      $   65.7       $ 85.6
                                                  ======        ======        ======      ========       ======

Ratio of earnings to fixed charges* . . . .        30.89x        14.14x        10.90x        19.11x        7.44x
                                                   =====         =====         =====         =====         ====

Ratio of earnings, excluding realized invest-
   ment gain, to fixed charges* . . . . . .        10.85x        11.57x         9.60x        10.79x        6.38x
                                                   =====         =====          ====         =====         ====



___________

  * Excludes fixed charges of finance businesses which consist of interest on indebtedness and, in years prior to 1994, interest on savings deposits. Fixed charges of finance businesses were as follows:

                   1996          1995          1994          1993         1992
                   -----         -----         -----         -----        -----
                   $30.4         $29.1         $31.8         $24.4        $26.1

      Including fixed charges of finance businesses the ratios of earnings to fixed charges were as follows:

                                                    1996          1995          1994          1993         1992
                                                   ------        ------         -----        ------        -----
        Including realized investment gain         25.00x        10.48x         7.81x        14.20x        5.93x
        Excluding realized investment gain          8.91x         8.63x         6.92x         8.14x        5.13x

 ** Excludes optional prepayment premiums of $22.5, related to redemptions prior to maturity of certain term debt obligations.

*** Includes charge of $71.0 representing the cumulative effect of change in accounting for income taxes.